SIXTH AMENDMENT TO THE

RUBY TUESDAY, INC. STOCK INCENTIVE

AND DEFERRED COMPENSATION PLAN FOR DIRECTORS

THIS SIXTH AMENDMENT is made this 11th day of July, 2006, by Ruby Tuesday, Inc., a corporation duly organized and existing under the laws of the State of Georgia (hereinafter called the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors, which is currently maintained under an amended and restated indenture which became effective as of September 28, 1994 (the “Plan”);

WHEREAS, the Company desires to amend the Plan to provide for the grant of annual option awards, annual grants of restricted stock or a combination of both, as provided herein; and

WHEREAS, the Board of Directors of the Company has duly approved and authorized this amendment to the Plan;

NOW, THEREFORE, the Company does hereby amend the Plan, effective as of the date of the 2006 annual meeting of the Company’s shareholders, as follows:

1.	By adding a new Section 1.1(g-1):

“(g-1)     ‘Conversion Multiple’ means a multiple derived from the Black-Scholes-Merton stock option valuation methodology which is intended to convert the present value of an Option to the value of a share of Stock. The value of the Conversion Multiple equals 3.4 as of the date of the 2006 annual meeting of the Company’s shareholders. From time to time and in any event no later than every third anniversary of the annual meeting of the Company’s shareholders, the Committee shall cause the Conversion Multiple to be further evaluated under the Black-Scholes-Merton methodology to determine whether the Conversion Multiple should be adjusted for the purpose of converting the present value of an Option to the value of a share of Stock. Such adjustment, if any, shall be made by the Committee in its sole discretion.”

2.            By deleting the first sentence of the head language of Section 3A.2 and by substituting therefor the following:

“An Annual Option shall represent the right to purchase shares of Stock at a per share exercise price equal to the Fair Market Value of a share of Stock on the date of grant, which is the date of the annual meeting of the shareholders of the Company for which the award is made. The number of shares of Stock subject to each Annual Option shall be 8,000, reduced (but not below zero) by the product of the number of shares of Stock subject to each Restricted Stock Award, if any, granted pursuant to Section 3 respecting the same annual meeting of shareholders, multiplied by the Conversion Multiple.”

3.	By deleting Section 3 in its entirety and by substituting therefor the following:

“SECTION 3 RESTRICTED STOCK AWARDS

3.1          Awards. Each Participant who is a director and who is not an employee of the Company shall be granted a Restricted Stock Award as of the date of each annual meeting of the shareholders of the Company beginning with the 2006 annual shareholder meeting, if such Participant is elected or re-elected as a director of the Company at that meeting or otherwise continues to serve as a director of the Company immediately following that meeting and if the Board of Directors affirmatively approves the grant of

Restricted Stock Awards to otherwise eligible directors with respect to each such annual meeting no later than the date of that annual meeting. In the event the number of Maximum Plan Shares, reduced by the number of such Maximum Plan Shares previously issued or issuable under the Plan, is insufficient to fund all of the Restricted Stock Awards to be granted as of any annual meeting of the shareholders of the Company, then no Restricted Stock Awards with respect to that meeting or any subsequent meeting shall be granted unless and until the Plan is amended to increase the number of Maximum Plan Shares; provided, further, that no Restricted Stock Awards shall be granted with respect to annual meetings that take place prior to the effective date of any such amendment. Each Restricted Stock Award shall be evidenced by a Stock Incentive Agreement which shall incorporate the applicable terms of the Plan.

3.2         Shares Subject to Each Award. The number of shares of Stock subject to each Restricted Stock Award shall be determined by the Board of Directors at the time a determination is made to grant Restricted Stock Awards with respect to any particular annual meeting of shareholders, but in no event shall that number exceed the maximum potential Annual Option award divided by the Conversion Multiple.

3.3           Vesting. One-third (1/3) of the shares of Stock subject to a Restricted Stock Award shall vest on each of the first three (3) anniversary dates of the original grant date for that Restricted Stock Award, provided the Participant remains a member of the Board of Directors as of the applicable anniversary date. In the event a Participant ceases to be a member of the Board of Directors prior to the third anniversary of the grant date of a Restricted Stock Award, any unvested shares under that Restricted Stock Award shall be forfeited. Notwithstanding the preceding, all shares of Stock subject to the Restricted Stock Award shall become vested on the date the Participant ceases to be a member of the Board of Directors on account of death, Disability, upon attaining age 70 or upon a Change in Control.

3.4          Escrow of Shares. Any certificates representing the shares of Stock awarded pursuant to a Restricted Stock Award shall be issued in the Participant's name, but shall be held by a custodian designated by the Committee (the “Custodian”) until such time as such shares of Stock become vested or are forfeited. Each Stock Incentive Agreement governing a Restricted Stock Award shall appoint the Custodian as the attorney-in-fact for the Participant until such time as shares of Stock become vested or are forfeited in accordance with Plan Section 3.3 with full power and authority in the Participant's name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant if the Participant forfeits such shares.  In the event the shares of Stock subject to the Restricted Stock Award become vested, the Custodian shall deliver the certificate for such shares to the Participant. In the event the Participant forfeits any or all of the shares of Stock subject to the Restricted Stock Award, the Custodian shall deliver the certificate for such shares to the Company. During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the Stock Incentive Agreement, applicable to shares of Stock not so held.

3.5          Limitations on Transfer. The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock held by the Custodian until the applicable vesting date determined pursuant to Plan Section 3.3 and any Disposition attempted prior to that date shall be void. The Company shall not recognize and shall not have the duty to recognize any Disposition not made in accordance with the Plan.

3.6          Withholding. Upon the vesting of any Restricted Stock Award or the making of any election under Section 83(b) of the Code, the Company has the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements. A Participant may pay the withholding obligation in cash, or, if the applicable Stock Incentive Agreement provides, a Participant may elect (a “Withholding Election”) to tender back to the Company the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the date of vesting or election (as applicable), is sufficient to satisfy the minimum required federal, state and local, if any, withholding taxes arising from vesting of the Restricted Stock Award or the making of the Section 83(b) election. A Participant may make a Withholding Election by executing and delivering to the Company a properly completed notice of Withholding Election prior to the date on which the amount of tax required to be withheld is determined in such manner as may be further prescribed by the Committee. Any Withholding Election made will be irrevocable; provided further, however, that the Committee may in its sole discretion disapprove and give no effect to any Withholding Election. Any failure of a Participant to satisfy his or her tax withholding obligations in the manner provided in this Section 3.6 shall result in a forfeiture of the shares of Stock as to which the tax withholding obligations apply and to any other shares of Stock still subject to the Restricted Stock Award.”

4.            By deleting Subsection (a) of Section 7.1 in its entirety and substituting therefor the following:

“(a)        The number of shares of Stock reserved for the award of Stock Incentives, the number of shares of Stock subject to outstanding Stock Incentives, the number of shares to be awarded under an Annual Option or Restricted Stock Award and the exercise price of each outstanding Annual Option and Option shall be proportionately adjusted for any increase or decrease in the number of shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend (including, but not limited to, an extraordinary dividend) in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.”

The adoption of the Sixth Amendment is subject to the approval of the Company’s shareholders and if such approval is not obtained at the next regularly scheduled annual meeting of shareholders, the adoption of this Sixth Amendment shall become null and void and its provisions shall have no force or effect.

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to the adoption of this Sixth Amendment.

IN WITNESS WHEREOF, the Company has caused this Sixth Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.

By:	/s/ Samuel E. Beall, III

Title:	Chairman of the Board,
Chief Executive Officer and President

ATTEST:

By:	/s/ Scarlett May

Title:	Vice President, General Counsel
and Secretary

[CORPORATE SEAL]